Exhibit 10.3

FOURTH AMENDMENT AND FORBEARANCE
TO
LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT AND FORBEARANCE to Loan and Security Agreement (this “Amendment and Forbearance”) is entered into on September 14, 2007, by and between

SILICON VALLEY BANK (“Bank”)

and the following (collectively, jointly and severally, the "Borrower") whose address is 20200 Sunburst Street, Chatsworth, California 91311:

NORTH AMERICAN SCIENTIFIC, INC., a Delaware corporation (“NASI”); and

NORTH AMERICAN SCIENTIFIC, INC., a California corporation (“NASI-CA”).

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement, with an Effective Date of October 5, 2005 (as the same has been, and may hereafter from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower is currently in default of the Loan Agreement for failing to comply with the Minimum Tangible Net Worth Financial Covenant set forth in Section 5 of the Amended and Restated Schedule 2 to Loan and Security Agreement for the month ending July 31, 2007 and August 31, 2007 (the “Existing Defaults”).

D. Borrower has requested that Bank forbear from exercising its rights and remedies against Borrower from the date hereof until such time as Bank determines in its discretion to cease such forbearance (the “Forbearance Period”). Although Bank is under no obligation to do so, Bank is willing to forbear from exercising its rights and remedies against Borrower through the Forbearance Period on the terms and conditions set forth in this Amendment and Forbearance, so long as Borrower complies with the terms, covenants and conditions set forth in this Amendment and Forbearance in a timely manner. Moreover, the parties desire to amend the Loan Agreement as herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment and Forbearance shall have the meanings given to them in the Loan Agreement.

2. Amendments and Forbearance to Loan Agreement. The Loan Agreement is hereby amended as follows, effective as of the date hereof:

2.1 Forbearance Period. So long as no Event of Default, other than the Existing Defaults, occurs, subject to the terms and conditions set forth herein, Bank shall forbear from filing any legal action or instituting or enforcing any rights and remedies it may have against Borrower through the Forbearance Period. Except as expressly provided herein, this Amendment and Forbearance does not constitute a waiver or release by Bank of any Obligations or of any existing Event of Default (other than the Existing Defaults) or of any Event of Default which may arise in the future after the date of execution of this Amendment and Forbearance. If Borrower does not comply with the terms of this Amendment and Forbearance, Bank shall have no further obligations under this Amendment and Forbearance and shall be permitted to exercise at such time any rights and remedies against Borrower as it deems appropriate in its sole and absolute discretion. Borrower understands that Bank has made no commitment and is under no obligation whatsoever to grant any additional extensions of time at the end of the Forbearance Period.

2.2 Forbearance Terms. Repayment and performance of all obligations of Borrower to Bank under the Loan Agreement and this Amendment and Forbearance shall be secured by the Collateral.

2.3 Modified Credit Limit (Reduction of Revolving Line Credit Amount and Deletion of NOMOS Corporation). Section 1 of the Amended and Restated Schedule 2 to Loan and Security Agreement is hereby amended to read as follows:

1. CREDIT LIMIT
(Section 2.1.1): An amount not to exceed:

(a)	the lesser of (1) $3,000,000 at any one time outstanding (the “Revolving Line Credit Amount”) or (2) the sum of the following (the “Borrowing Base”):

(i)	up to 80% (an “Advance Rate”) of the amount of NASI Eligible Accounts, plus

(ii)	up to 80% (an “Advance Rate”) of the amount of NASI-CA Eligible Accounts, plus

(iii)	[omitted]; plus

(iv)	the lesser of the following (the “Bridge Loan Sublimit”):

(A)	$1,500,000 or

(B)	the sum of:

(I)	20% (an “Advance Rate) of the amount of NASI-CA Eligible Accounts, plus

(II)	100% (an Advance Rate) of the amount of NASI-CA Accounts not deemed to be Eligible Accounts;

provided, however, in no event shall the amount of the Bridge Loan Sublimit exceed $750,000 until such time as Borrower has received a signed term sheet dated after the date hereof, satisfactory to Silicon in its sole discretion, for the receipt by Borrower of at least $10,000,000 for the issuance of additional equity securities of Borrower.
minus

(b) the sum of the following:

(i)	the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit); plus

(ii)	the FX Reserve; and plus

(iii)	the aggregate amount of Cash Management Services utilizations.

provided, however, that Bank shall have the right, in Bank’s discretion, to modify the above Advance Rates based upon the results of field audits conducted by Bank.

Letter of Credit Sublimit
(Section 2.1.2):	$500,000.

Foreign Exchange Sublimit
(Section 2.1.3):	$500,000.

Cash Management Services Sublimit:
(Section 2.1.4):	$500,000.

2.4 Consent to Agility Capital, LLC Subordinated Debt. Notwithstanding anything to the contrary in the Loan Agreement, Bank hereby consents to the Borrower issuing up to $750,000 in subordinated debt to Agility Capital, LLC (“Agility”), which debt may be secured by a lien on any or all of Borrower’s assets, provided that Agility execute and deliver to Bank, on Bank’s standard form with such changes thereto as are acceptable to Bank in its good faith business judgment, a subordination agreement pursuant to which the debt owed by Borrower to Agility will be fully subordinated to the Obligations and the lien, if any, granted to Agility will be fully subordinated to the lien granted in favor of Bank.

3. Limitation of Amendments and Forbearance.

3.1 The amendments and forbearance set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment and Forbearance shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment and Forbearance, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment and Forbearance (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the corporate power and authority to execute and deliver this Amendment and Forbearance and to perform its obligations under the Loan Agreement, as amended by this Amendment and Forbearance;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain accurate and complete and have not been amended, supplemented or restated since the Effective Date and are, and continue to be, in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and Forbearance and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment and Forbearance, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and Forbearance and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment and Forbearance, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any material agreement by which Borrower or its property is bound, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and Forbearance and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment and Forbearance, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment and Forbearance has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Prior Agreement. The Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. This Amendment and Forbearance is not a novation and the terms and conditions of this Amendment and Forbearance shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Amendment and Forbearance and the terms of such documents, the terms of this Amendment and Forbearance shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

6. Release by Borrower.

6.1 FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment and Forbearance (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

6.2 In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or expect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” (Emphasis added.)

6.3 By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

6.4 This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Amendment and Forbearance, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

6.5 Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

(a) Except as expressly stated in this Amendment and Forbearance, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment and Forbearance.

(b) Borrower has made such investigation of the facts pertaining to this Amendment and Forbearance and all of the matters appertaining thereto, as it deems necessary.

(c) The terms of this Amendment and Forbearance are contractual and not a mere recital.

(d) This Amendment and Forbearance has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment and Forbearance is signed freely, and without duress, by Borrower.

(e) Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

7. Counterparts. This Amendment and Forbearance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8. Effectiveness. This Amendment and Forbearance shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment and Forbearance by each party hereto and (b) Borrower’s payment of an amendment fee in an amount equal to $7,500.

9. Governing Law. This Amendment and Forbearance and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Forbearance to be duly executed and delivered as of the date first written above.

“Borrower”: NORTH AMERICAN SCIENTIFIC, INC. A Delaware corporation By /s/John B. Rush President or Vice President	“Bank”: SILICON VALLEY BANK By /s/Derek Brunelle Title Vice President
“Borrower”: NORTH AMERICAN SCIENTIFIC, INC. A California corporation By /s/John B. Rush President or Vice President